Exhibit 10.33

May 19, 2014

BY HAND DELIVERY

Charles W. Stankiewicz
31 Hawk Feather Circle
Madison, WI 53717

RE:  Amended Separation Agreement

Dear Charles:

We regret to inform you that your employment with ZBB Energy Corporation (the “Company”) will be terminated effective, May 30, 2014 (the “Separation Date”).  This letter confirms our offer concerning the separation of your employment with the Company without Cause, as defined in the October 24, 2011 Employment Agreement, as amended (the “Employment Agreement”), and the benefits the Company will provide to assist you in your employment transition pursuant to the Employment Agreement.  In connection with the separation, the Company offers you the following benefits:

(1) Unconditional Assistance Benefits

.  Whether or not you choose to sign this agreement and accept the terms it contains or, having done so, exercise your rights to revoke your acceptance of these terms (described more fully in Paragraph 4(D), below), the following circumstances will apply to you:

(A) The Company will pay you your regular base wages through the Separation Date;

(B) The Company will pay you for any PTO that you have accrued but not used through the Separation Date;

(C) You will retain all your vested rights, if any, as of the Separation Date in the Company’s 401(k) plan and will receive all payments due you under the terms of that plan;

(D) You will retain all of your vested rights, if any, in any Company stock options or awards granted under the Company’s 2010 Omnibus Long-Term Incentive Plan and the 2012 performance-based Stock Option Incentive Plan, in accordance with the terms and conditions of those options, awards and/or plans, as applicable;

(E) The Company will, pursuant to its regular business practice, reimburse you for reasonable documented expenses incurred by you through the Separation Date, if any, that you submit within thirty (30) days after the Separation Date; and

(F) If you were a participant in the Company’s group health insurance plan on the Separation Date, the Company will provide you with the right to participate, at your own expense, in such plan in accordance with the mandates of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Unless you exercise these rights in a timely manner, your coverage under the Company’s group health insurance plan will cease as of May 31, 2014.  In any event, as of the Separation Date, you will cease to participate in all other benefit plans unless otherwise specified in the plan documents.

To the extent applicable, the unconditional benefits above will be subject to normal deductions for income and employment taxes and will be paid to you as required by applicable law.

(2) Conditional Assistance Benefits. Pursuant to Section 6 of the Employment Agreement, in consideration of your undertakings set forth in Paragraph 3, below, and conditioned upon (i) your acceptance of the terms contained in this agreement, and (ii) your decision not to exercise your revocation rights (described in Paragraph 4(D), below), the Company will pay you, as severance, the total pre-tax amount of eighty thousand dollars ($80,000) (the “Severance Payments”), which is equivalent to four (4) months of your regular base wages in effect on the Separation Date. The Severance Payments will be payable to you by the Company in installments beginning on the first regular Company pay date that occurs at least five (5) business days following expiration of the Revocation Period (defined below), and will be subject to normal deductions for income and employment taxes. For unemployment compensation purposes (if you are determined to be eligible to receive said benefits as provided by law), you agree that you will immediately advise the applicable unemployment insurance program of your receipt of the Severance Payments, and you agree and acknowledge that the Separation Payments are allocated to the four (4) months immediately following the Separation Date.

(3) Your Undertakings. In exchange for the Severance Payments provided to you under Paragraph 2, above, you agree as follows:

(A) You agree, on behalf of yourself, your heirs, successors, and assigns, to release the Company, its parents, subsidiaries, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, agents, and employees (“Released Parties”), from any claims arising on or before the date you sign this agreement. This includes, but is not limited to, giving up any claims related in any way to your employment by the Company, the decision to terminate your employment, termination of our employment relationship, and wages and other remuneration, including, but not limited to, any current or former bonus or other incentive plans or programs offered by the Company. This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you. If you are age 40 or older, your acceptance of this agreement also will release any and all claims under the federal Age Discrimination in Employment Act (“ADEA”). You should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 3(A).

However, this release of claims does not apply to or affect claims for benefits under applicable worker’s compensation laws.  This release shall not limit or restrict your right under the ADEA to challenge the validity of this agreement in a court of law.  Likewise, this release shall not prevent, restrict, or in any way limit your right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission) or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however, this release of claims does prevent you from making any personal recovery against the Company or the Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against the Company and/or any of the Released Parties;

(B) You acknowledge and agree that, as of the Separation Date, there are no pending complaints, charges or lawsuits filed by you against any of the Released Parties.  You further acknowledge and agree that you are the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 3(A), above, and that you have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity;

(C) You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of race, gender, national origin, religion, age, marital or registered domestic partner status, sexual orientation, disability, veteran status, medical condition, or any other characteristic protected by law.  You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under any federal or state law, and that you have not suffered any job-related wrongs or injuries for which you have not already filed a claim.  You represent and warrant that all of the factual representations made herein, all of which induce the Company to enter into this agreement, are true in all material respects;

(D) You agree that, as a condition of your receipt of the benefits described in Paragraph 2, above, you have returned to the Company all of the property of the Company, the Released Parties and their customers which you possess or over which you have direct or indirect control, including, but not limited to, all monies, records and files, credit cards, office keys/badge, cellular telephones and accessories, printer, notebook/laptop and accessories, docking station, electronically encoded information such as computer disks, etc., and any and all passwords associated with any password-protected files or websites used in the course of your employment (and all copies of such Company property);

(E) You agree that you will not disclose, directly or indirectly, the existence or terms of our agreement concerning these matters to any third party; provided, however, that following your obtaining a promise of confidentiality for the benefit of the Company from your tax preparer, accountant, attorney, and/or spouse, you may disclose the terms of this agreement to such of these individuals who have made such a promise of confidentiality.  This provision shall not prevent you from disclosing such matters in testifying in any hearing, trial or other legal proceeding where you are required to do so;

(F) You agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company or any of the Released Parties.  Nothing contained in this Paragraph 3(F) shall preclude you from providing truthful testimony pursuant to subpoena or other legal process;

(G) You agree to execute the form attached to this agreement as Attachment A, which shall effectuate your resignation from the Company’s Board of Directors; and

(H) You acknowledge and agree that you remain bound to the terms and conditions of the Restrictive Covenant Agreement entered into by you and the Company on November 3, 2011 (the “Restrictive Covenant Agreement”).  You further acknowledge and agree that, per the terms of the Employment Agreement, you will forfeit any and all rights to unpaid Severance Payments in the event you breach the Restrictive Covenant Agreement and further, you shall be required to repay to the Company any Severance Payments you receive prior to such breach.

(4) Acceptance and Revocation Procedures. The Company wishes to ensure that you voluntarily agree to the terms contained in this agreement and do so only after you fully understand them.  Accordingly, the following procedures shall apply:

(A) You agree and acknowledge that you have read this agreement, understand its contents and may agree to the terms of this agreement by signing and dating it, and returning the signed and dated agreement, via mail, hand delivery or overnight delivery, so that it is received by Helen Brown, Human Resources Manager, ZBB Energy Corporation, N93W14475 Whittaker Way, Menomonee Falls, WI 53051, on or before 5:00 p.m. Central Time on the 22nd calendar day following your receipt of this agreement;

(B) You are hereby advised in writing by the Company to consult with an attorney before signing this agreement and you acknowledge that you have done so or had the opportunity to do so;

(C) You understand that Paragraph 3(A) of this agreement includes a final general release, including a release of all claims under the ADEA and that your release of claims does not waive any rights or claims that may arise after the date that you sign this agreement;

(D) You understand that you have seven (7) calendar days after signing this agreement within which to revoke your acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, hand delivery or overnight delivery, directed to and received by Helen Brown, Human Resources Manager, ZBB Energy Corporation, N93W14475 Whittaker Way, Menomonee Falls, WI 53051, on or before 5:00 p.m. Central Time on the first workday following the end of the Revocation Period;

(E) This agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 4(A), above, and have chosen not to exercise your revocation rights, as described in Paragraph 4(D), above.  If you give timely notice of your intention to revoke your acceptance of the terms set forth in this agreement, it shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this agreement’s terms, shall be restored; and

(F) You represent and warrant to the Company that, in the event you choose to accept the terms of this agreement by signing it, the date and time appearing above your name on the last page of this agreement shall be the actual date and time on which you have signed the agreement.  Notwithstanding your failure to execute this agreement or your revocation of it in accordance with Paragraph 4(D), above, the terms of Paragraph 1, above, will continue to apply.

(5) Miscellaneous.

(A) You should direct any job reference inquiries to Helen Brown, Human Resources Manager, ZBB Energy Corporation, at (262) 253-9800, ext. 127.  Pursuant to Company policy, in response to any such inquiries, the Company will provide only the position you held and the dates of employment.  The Company will confirm your salary in response to any such inquiry only if you submit a signed request to the Company to disclose such information;

(B) This agreement constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the termination thereof.  If you accept this agreement, it supersedes all prior agreements, understandings and practices concerning such matters between you and the Company, including, but not limited to, any personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Company; provided, however, that this agreement should not be construed so as to supersede any agreement concerning the Company stock options, including those granted under the Company’s 2010 Omnibus Long-Term Incentive Plan and the 2012 performance-based Stock Option Incentive Plan, nor shall it be construed so as to supersede the Restrictive Covenant Agreement, which shall remain in full force and effect;

(C) You agree and acknowledge that this agreement provides you with benefits from the Company which, in their totality, are greater than those to which you otherwise would be entitled;

(D) Nothing in the release contained in this agreement should be construed as an admission of wrongdoing or liability on the part of the Company.  The Company denies any liability to you.  Such provision is included merely to wrap up all loose ends between us;

(E) This agreement and its interpretation shall be governed and construed in accordance with the laws of Wisconsin and shall be binding upon the parties hereto and their respective successors and assigns; and

(F) In the event that you breach any provision of this agreement, you agree that the Company may suspend its further performance (including making the Severance Payments) under this agreement, recover any damages suffered as a result of such breach and recover from you any reasonable attorneys’ fees and costs it incurs as a result of your breach.  In addition, you agree that the Company may seek injunctive or other equitable relief as a result of a breach by you of any provision of this agreement.  In no case, however, shall the release provided in Paragraph 3(A), above, be revoked or terminated if you accept this agreement as provided in Paragraph 4(A), above, and do not exercise your revocation rights before the Revocation Period described in Paragraph 4(D), above, expires.

This agreement is intended to resolve all outstanding issues between you and the Company in a comprehensive manner.  Although this agreement contains language releasing the Company from claims, the Company maintains, and you understand and acknowledge that the Company maintains, that you have no such claims against the Company or any of the parties covered by the release contained in Paragraph 3(A), above.

Should you have any questions, please feel free to contact me.

Very truly yours,

ZBB ENERGY CORPORATION

By: /s/ Eric C. Apfelbach
Eric Apfelbach, President & CEO
Enclosure: Attachment A – Notice of Resignation

I agree with and accept the terms contained in
this agreement, including Attachment A, and
agree to be bound by them.
Dated this 31st day of May, 2014.
Time: 9:30 A.M.

/s/ Charles W. Stankiewicz
Charles W. Stankiewicz